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                                                                 EXHIBIT 11.1

                 STEVENS INTERNATIONAL, INC. AND SUBSIDIARIES
              COMPUTATIONS OF NET INCOME (LOSS) PER COMMON SHARE
                                 (UNAUDITED)
                (Amounts in thousands, except per share data)



                                                             Three Months Ended
                                                                  March 31,
                                                             -----------------
                                                              2000       1999
                                                             ------     ------
 Basic and diluted:

   Weighted average shares outstanding - basic                9,502      9,492
   Assumed exercise of $1 million of 10% convertible
     subordinated notes at $0.50 per share - anti-dilutive        -          -
   Assumed exercise of Series A and B stock options
     (Treasury stock method)                                      -          -
                                                             ------     ------
 Total common share equivalents - diluted                     9,502      9,492
                                                             ======     ======
 Net income (loss)                                          $(2,141)   $    43
                                                             ======     ======
 Per share amounts  -- Basic and fully diluted:

 Net income (loss) - basic                                  $(0.22)    $ 0.005
                                                             ======     ======
 Net income (loss) - diluted                                $(0.22)    $ 0.005
                                                             ======     ======
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